Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF

FOCUS FINANCIAL PARTNERS INC.

ARTICLE One

The name of the Corporation is Focus Financial Partners Inc. (the “Corporation”).

ARTICLE Two

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE Three

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE Four

The total number of shares of capital stock that the Corporation has authority to issue is 1,100 shares of Common Stock, par value $0.01 per share (the “Common Stock”). The Common Stock shall consist of two series, Series A Common Stock, par value $0.01 per share (the “Series A Common Stock”) and Non-Voting Series B Common Stock, par value $0.01 per share (the “Non-Voting Series B Common Stock”). The Corporation has authority to issue 1,000 shares of Series A Common Stock and 100 shares of Non-Voting Series B Common Stock. The Corporation may issue fractional shares of Series A Common Stock or Non-Voting Series B Common Stock.

Dividends shall accrue on the Non-Voting Series B Common Stock on a daily basis at the rate of 12% per annum multiplied by the “Stated Value”. All accrued dividends on any outstanding share of Non-Voting Series B Common Stock shall be paid in cash on each anniversary of the issuance of any shares of Non-Voting Series B Common Stock, only when, as and if declared by the board of directors of the Corporation and to the extent not prohibited by Section 170 of the DGCL and only out of funds legally available therefor. To the extent any dividend is not paid on a relevant payment date, or is elected by the Corporation not to be paid on a relevant payment date, such dividends during such one year period shall accumulate and be added to the “Stated Value” of a share of Non-Voting Series B Common Stock. When used herein, the “Stated Value” means, for each share of Non-Voting Series B Common Stock, $100,000. Whether or not all accumulated dividends or other accrued and unpaid dividends on Non-Voting Series B Common Stock have been paid in full, the board of directors of the Corporation may declare dividends on the Series A Common Stock at such times and in such amounts as the board of directors of the Corporation may determine and each share of Series A Common Stock shall be entitled to share ratably in such dividends.

In any liquidation, dissolution or winding up of the Corporation, prior to any payment or distribution in respect of the Series A Common Stock, each share of Non-Voting Series B Common Stock shall be entitled to receive the Stated Value on such share plus all accrued and unpaid dividends and thereafter shall not be entitled to participate in any payment or distribution out of any assets of the Corporation. After payment in full of the amounts due in respect of each share of Non-Voting Series B Common Stock, in any liquidation, dissolution or winding up of the Corporation, the remaining assets of the Corporation shall be distributed to the holders of Series A Common Stock ratably on a per share basis. No merger or consolidation to which the Corporation is a party shall be treated as a liquidation, dissolution or winding up of the Corporation.

Except as required by the DGCL, in any matter submitted to stockholders of the Corporation for vote (including the election of directors), (a) each share of Series A Common Stock shall be entitled to one vote and (b) no share of Non-Voting Series B Common Stock shall be entitled to any vote on any matter.

No share of Non-Voting Series B Common Stock is convertible into Series A Common Stock and no share of Series A Common Stock is convertible into Non-Voting Series B Common Stock.

ARTICLE Five

The Corporation is to have perpetual existence.

ARTICLE Six

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation shall have the power to adopt, amend, make, alter or repeal the bylaws of the Corporation.

ARTICLE Seven

Meetings of stockholders may be held within or outside of the State of Delaware, as the bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the Corporation. Election of directors of the Corporation need not be by written ballot unless the bylaws of the Corporation so provide.

ARTICLE Eight

No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as it now exists. In addition to the circumstances in which a director of the Corporation is not personally liable as set forth in the preceding sentence, a director of the Corporation shall not be liable to the fullest extent permitted by any amendment to the DGCL hereafter enacted that further limits the liability of a director.

The Corporation shall have the power to indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer, employee, agent or trustee of the Corporation, any predecessor of the Corporation or any subsidiary or affiliate of the Corporation, or serves or served at any other enterprise as a director, officer, employee, agent or trustee at the request of the Corporation or any predecessor to the Corporation.

Any amendment, repeal or modification of this Article Eight shall be prospective only and shall not affect any limitation on liability of a director for acts or omissions occurring prior to the date of such amendment, repeal or modification.

ARTICLE Nine

The Corporation expressly elects not to be governed by §203 of the General Corporation Law of the State of Delaware.

ARTICLE Ten

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE Eleven

To the maximum extent permitted from time to time under the law of the State of Delaware, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or stockholders, other than those officers, directors or stockholders who are employees of the Corporation. No amendment or repeal of this ARTICLE ELEVEN shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities of which such officer, director, or stockholder becomes aware prior to such amendment or repeal.

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